Exhibit 10.39

LAZARD LTD

DIRECTORS’ FEE DEFERRAL UNIT PLAN

Section 1

Introduction

1.1 The Plan. Lazard Ltd (the “Company”) hereby establishes the Lazard Ltd Directors’ Fee Deferral Unit Plan (the “Plan”) for the members of its Board of Directors (the “Board of Directors”) who are not officers or employees of the Company (“Directors”).

1.2 Purpose. The Company currently requires that Directors receive a portion of their director fees (“Fees”) in deferred stock units (“DSUs”) granted under the Company’s 2005 Equity Incentive Plan (the “Equity Incentive Plan”) (such DSUs that Directors are required to receive, “Mandatory DSUs”) and a portion of such Fees in cash (such portion, the “Cash Fees”). The Company wishes to permit Directors to elect to receive additional DSUs pursuant to the Equity Incentive Plan in lieu of some or all of their Cash Fees, which the Company believes will advance the Company’s interests in attracting and retaining well-qualified Directors and will provide a vehicle to increase the identity of interest between Directors and stockholders. The Plan is intended to permit such elections and to set forth the terms of such elections.

Section 2

Opportunity to Defer Cash Fees

Each Director may elect in accordance with Section 3.1 to receive DSUs pursuant to the Equity Incentive Plan in lieu of all or any part of the Cash Fees to be received by such Director for service on the Board of Directors (including annual and committee retainers) (any such election, a “DSU Election”). The number of DSUs (which shall include fractional DSUs) that shall be granted to a Director pursuant to a DSU Election shall equal the value of Cash Fees that the applicable Director has elected to forego pursuant to such DSU Election, divided by the market value (determined in accordance with Section 4.8) of a share of Lazard Ltd Class A common stock, par value $0.01 per share (“Lazard Stock”) on the date on which the foregone Cash Fees would otherwise have been paid.

Section 3

DSU Elections; DSUs

3.1 DSU Elections. A person who becomes a Director during a calendar year may elect by a written notice delivered to the Company within 30 days after becoming a Director to receive DSUs in lieu of some or all of the Cash Fees to be earned in the portion of such year following the delivery of such notice to the Company. Each other Director may elect by filing a written election with the Company on or before December 31 of a given calendar year to receive DSUs in lieu of some or all of the Cash Fees to be earned for the following calendar year. Notwithstanding the foregoing, each person serving as a Director as of the date of adoption of the Plan by the Board of Directors shall have the right to make an initial deferral election under the Plan by filing a written deferral election with the Company no later than 30 days after the date the Plan is adopted by the Board, to be effective with respect to Cash Fees earned for service subsequent to such election. Any election made pursuant to this Section 3.1 shall be irrevocable, except that superseding elections may be filed prior to December 31 of a given calendar year with respect to Cash Fees to be earned for service in subsequent calendar years.

3.2 Terms of DSUs. The terms (including time and form of payment and treatment of dividends on Lazard Stock) governing DSUs granted as a result of a DSU Election hereunder shall be the same terms that apply to the grant of Mandatory DSUs that most immediately precedes the effectiveness of such DSU Election.

Section 4

General Provisions

4.1 Plan Administration. The Plan shall be administered by the Nominating & Governance Committee of the Board of Directors (the “Committee”). The Committee shall have discretionary authority to interpret and administer the Plan, to correct errors in administration, and otherwise to implement the Plan, in each case consistent with its purposes and intent. The Committee shall also have the power to take such other actions as are necessary so that transactions pursuant to the Plan do not result in liability under Section 16(b) of the Securities Exchange Act of 1934. All actions of the Committee with respect to the Plan shall be final and binding on all persons.

4.2 Retention Rights. Establishment of the Plan shall not be construed to give a Director the right to be retained on the Board of Directors or to any benefits not specifically provided by the Plan.

4.3 Interests Not Transferable. Except as to withholding of any tax required under the laws of the United States or any state or locality and except with respect to designation of a beneficiary to receive benefits in the event of the death of a Director, no benefit payable at any time pursuant to DSUs granted hereunder shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or other legal process, or encumbrance of any kind.

4.4 Funding. Benefits payable with respect to DSUs acquired hereunder shall be paid directly by the Company. The Company shall not be required to fund or otherwise segregate assets to be used for payment of such benefits.

4.5 Amendment and Termination. The Board of Directors reserves the right at any time to modify, amend or terminate the Plan, provided, however, that no such action shall adversely affect DSUs previously granted.

4.6 Governing Law and Interpretation. The Plan shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The captions of the Plan are not part of the provisions hereof and shall have no force or effect.

4.7 Number. Words in the plural shall include the singular and the singular shall include the plural.

4.8 Value of Lazard Stock. The market value of Lazard Stock for purposes hereof on a given day shall be the closing price, at the close of normal trading hours, of Lazard Stock on the New York Stock Exchange Composite Tape on that day (or, if quotations for Lazard Stock are not reported on the New York Stock Exchange Composite Tape on that day, such closing price of Lazard Stock on the New York Stock Exchange Composite Tape on the first day preceding such day on which such quotations are so reported).

4.9 Effective Date. The Plan shall be effective as of the date it is adopted by the Board of Directors (the “Effective Date”).

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